Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
(212) 930-9400
News Release
COMPANY CONTACTS		[NYSE: SFI]

Catherine D. Rice	Andrew C. Richardson	Andrew G. Backman
Chief Financial Officer	Executive Vice President – Capital Markets	Vice President – Investor Relations

iStar Financial Modifies Debt Exchange Offer Terms and Extends

Consent Date for TriNet Corporate Realty Trust
7.70% Senior Notes due 2017

NEW YORK - February 10, 2005 - iStar Financial Inc. (NYSE: SFI), the leading publicly traded finance company focused on the commercial real estate industry, and its subsidiary TriNet Corporate Realty Trust, Inc., announced today that iStar has amended its offer to exchange iStar Financial Inc. 5.70% Series B Senior Notes due 2014 for any and all of TriNet’s 7.70% Senior Notes due 2017 by modifying the fixed spread related to the exchange price of the TriNet Notes from 160 basis points to 142.5 basis points, as described below.  Any holder who has previously tendered its TriNet Notes in the exchange offer will automatically receive the benefit of the improved pricing terms and does not need to re-tender its TriNet Notes. In addition, the consent date of the offer has been extended to 5:00 p.m., New York City Time, on Friday,  February 11, 2005.

Other than the extension of the Consent Date and the modification of the exchange price of the TriNet notes announced today, all other terms and conditions of the Offer and Consent Solicitation set forth in the Prospectus dated January 25, 2005 remain unchanged. In particular, the expiration date of the Offer continues to be 12:00 midnight, New York City time, on Thursday, February 24, 2005.

For each $1,000 principal amount of TriNet Notes tendered, holders will receive iStar Notes in an amount equal to $1,000 multiplied by the exchange ratio. The exchange ratio is equal to the exchange price of the TriNet Notes, which includes accrued and unpaid interest, divided by the new issue price of the iStar Notes, which includes accrued and unpaid interest. Since the iStar Notes will be issued in denominations of $1,000, the exchange ratio calculation will be rounded down to the nearest $1,000 principal amount, with the balance payable in cash.

Under the amended terms of the exchange offer, the exchange price of the TriNet Notes will equal: (1) the discounted value of the remaining payments of principal and interest on $1,000 principal amount of TriNet Notes through their maturity date at a discount rate equal to: (a) the bid-side yield to maturity on the 4.25% U.S. Treasury Note maturing November 15, 2014, as calculated by Bear, Stearns & Co. Inc., at 2:00 p.m. New York City time on February 22, 2005 (unless the expiration date of the exchange is extended); plus (b) a fixed spread of 142.5 basis points (previously 160 basis points).

In order to encourage eligible holders to tender early, the exchange price of the TriNet Notes includes a consent amount of $20.00 per $1,000 principal amount.  The consent amount is only offered to eligible holders who validly tender their TriNet Notes on or prior to 5:00 p.m. New York City time on the new consent date of  February 11, 2005 and do not validly withdraw their tenders on or before that date. The consent amount of $20.00 per $1,000 principal amount will be deducted from the exchange price of the TriNet Notes with regard to TriNet Notes tendered after the consent date.

The new issue price of the iStar Notes will equal: (1) the discounted value of the remaining payments of principal and interest on $1,000 principal amount of iStar Notes through their maturity date at a discount rate equal to: (a) the bid-side yield to maturity on the 4.25% U.S. Treasury Note maturing November 15, 2014, as calculated by Bear, Stearns & Co. Inc. at 2:00 p.m. New York City time on February 22, 2005 (unless the expiration date of the exchange is extended); plus (b) a fixed spread of 125 basis points.

Based upon the yield of the 4.25% U.S. Treasury Note maturing November 15, 2014 at 5:00 p.m. New York City time on February 9, 2005, the exchange price of the TriNet Notes, inclusive of the consent amount, and the new issue price of the iStar Notes would have been $1,212.84, and $1,031.95, respectively, and the exchange ratio would have been 1.175290. Excluding payment of the consent amount, the exchange price of the TriNet Notes would have been $1,192.84 and the exchange ratio would have been 1.155909.

As stated above, any holder who has previously tendered their TriNet Notes in the exchange offer will automatically receive the benefit of the improved pricing terms described above and the consent amount; such holder does not need to re-tender their TriNet Notes.  Holders who have not yet tendered their TriNet Notes but wish to do so, may still use the blue Consent and Letter of Transmittal form that was transmitted to holders as part of the original set of offer materials dated January 25, 2005.  Holders of TriNet Notes that are tendering by book-entry transfer to the Exchange Agent’s account at The Depository Trust Company can execute their tender through DTC’s Automated Tender Offer Program.

iStar Financial’s obligation to exchange notes that are tendered will be subject to customary conditions, including that at least a majority in principal amount of the TriNet Notes are properly tendered and not validly withdrawn.  iStar Financial has the right to waive these and the other conditions.

The indenture amendments relating to the TriNet Notes will become effective if holders of a majority in principal amount of the TriNet Notes tender their TriNet Notes and do not withdraw them before a supplemental indenture relating to the amendments is executed.  To the extent iStar Financial Inc. receives the requisite consents, we expect to enter into a supplemental indenture giving effect to the proposed amendments on the consent date.  However, the amendments will not become operative until iStar Financial accepts and consummates the exchange of all notes validly tendered.  If the amendments with regard to the TriNet Notes become operative, they will be effective as of the date a supplemental indenture was executed.

Holders who tender TriNet Notes will be able to withdraw them until the supplemental indenture relating to the TriNet Notes is executed.  If we do not receive notes and related consents from a majority in aggregate principal amount of TriNet Notes, but nonetheless decide to accept the notes of that issue that have been tendered, withdrawal rights with respect to the TriNet Notes will end at the expiration time of the offer.

Bear, Stearns & Co Inc. is acting as dealer manager in connection with the Exchange Offer and Consent Solicitation.  Questions regarding the Exchange Offer may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at (877) 696-BEAR (2327) (U.S. toll-free).

Copies of offer materials can be obtained from Georgeson Shareholder at 17 State Street, 10th Floor, New York, NY 10004, by telephone at (866) 873-6993.

This announcement is not an offer of iStar Notes or a solicitation of consents with respect to the TriNet Notes.  The exchange offer and consent solicitation is being made solely by a Prospectus dated February 10, 2005, and a form of Consent and Letter of Transmittal that accompanied the original Prospectus dated January 25, 2005.

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iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing the highest quality financing solutions to its customers. Additional information on iStar Financial is available on the Company’s website at www.istarfinancial.com.